Exhibit 3.13

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:52 PM 12/13/2005
FILED 12:41 PM 12/13/2005
SRV 051013934 — 2232980 FILE
STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
OF
LIGGETT GROUP LLC
1.	The name of the limited liability company is Liggett Group LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.
       IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 13, 2005.

/s/ John R. Long
John R. Long
Authorized Person